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                                                             EXHIBIT 99. CODEETH

               CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR
           FINANCIAL OFFICERS OF THE GUARDIAN-SPONSORED MUTUAL FUNDS

                           Adopted November 13, 2003

I. Covered Officers/Purpose of the Code

This code of ethics ("Code") for the Guardian-Sponsored Mutual Funds (each, a "Fund," and collectively, the "Funds") applies to the Funds' Principal Executive Officer, Principal Financial Officer and Controller (each, a "Covered Officer") set forth on Exhibit A. The purpose of the Code is to promote:

         - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         - full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Funds;

         - compliance with applicable laws and governmental rules and regulations;

         - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

         -        accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to apparent as well as actual conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Funds. Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds.

The Funds' and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of the securities laws, including the Investment Company Act and the Investment Advisers Act. This Code does not, and is not intended to, repeat or replace those programs and procedures. Although typically not presenting an opportunity for improper personal benefit, conflicts of interest usually arise from, or as a result of, the contractual relationship between the Funds and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such

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activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds' Board of Directors/Trustees ("Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides some examples of conflicts of interest under the Code. Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds. Each Covered Officer must not:

         - use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

         - cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Funds; or

         - use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

There are some conflict of interest situations that should be discussed with the senior legal officer of the Funds (the "Chief Legal Officer"). Examples of these include:

         -        service as a director on the board of any company;

         -        the receipt of any gifts in excess of $100;

         - the receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business-related, or is reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

         - any ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

         - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. Disclosure and Compliance

Each Covered Officer should:

         - be familiar with the disclosure requirements generally applicable to the Funds and, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds;

         - not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds' directors and auditors, and to governmental regulators and self-regulatory organizations; and

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         -        promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

Each Covered Officer must:

         - upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code and will comply with it;

         - annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

         - report at least annually to the Board any direct or indirect interest arising out of any transaction, contract, arrangement or understanding between the Covered Officer or any of his or her immediate family members and: a Fund, Guardian Investor Services LLC, Guardian Baillie Gifford Limited, UBS Global Asset Management - Americas, any of their officers or affiliates, or any person controlling, controlled by or under common control of any of the above entities, the value of which exceeds $60,000;

         - notify the Chief Legal Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

         - not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith.

The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in a particular situation. However, any approvals or waivers sought by a Covered Officer must be considered by the Nominating and Governance Committee of the Board (the "Committee"), which will, in its discretion, make a recommendation to the Board.

The Funds will follow these procedures in investigating and enforcing this Code:

         - the Chief Legal Officer will take all appropriate actions to investigate any reported potential violations;

         - if, after such investigation, the Chief Legal Officer believes that no violation has occurred, no further action is required to be taken;

         - any matter that the Chief Legal Officer believes is a violation will be reported to the Committee;

         - if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

         - the Board will be responsible for granting waivers, as appropriate; and

         - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

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V. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of
Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment adviser's, sub-advisers' and principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act, and the more detailed policies and procedures of those codes, are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VII. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Chief Legal Officer, the Board and counsel to the independent Directors/Trustees of the Funds.

VIII. Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Funds, as to any fact, circumstance, or legal conclusion.

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                                   EXHIBIT A

Thomas G. Sorell                    Principal Executive Officer

Frank L. Pepe                       Principal Financial Officer

Nydia Morrison                      Controller